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                                                                       EXHIBIT 1



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-76570) of Dynegy Inc. of our report dated June 14, 2002 relating to the statements of net assets available for benefits as of December 31, 2001 and the related statement of changes in net assets available for benefits for the year then ended, and the related schedule of assets held at end of year as of December 31, 2001 of the Illinois Power Company Incentive Savings Plan for Employees Covered Under as Collective Bargaining Agreement, which appears in this Annual Report (Form 11-K) for the year ended December 31, 2001.


/s/ McConnell & Jones LLP


Date:  June 28, 2002


















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